Exhibit 10.2

AMENDMENT TO

AWARD AGREEMENTS

The Compensation Committee of the Board of Directors of Southwestern Energy Company (the “Company”), as Administrator of the Southwestern Energy Company 2004 Stock Incentive Plan, the Southwestern Energy Company 2013 Incentive Plan, and the Southwestern Energy Company 2002 Performance Unit Plan (together, the “Plans”), approved amendments to the terms and conditions of the outstanding, unexercised and/or unvested awards granted to the undersigned pursuant to the Plans (the “Award Amendments,” with the agreements evidencing awards affected by the Award Amendments called the “Award Agreements” and this Amendment to Award Agreements being called this “Amendment”).  Following the Award Amendments, the terms and conditions of the outstanding awards of the undersigned (the “Employee”) were amended to reflect the following revisions:

A.General Term Applicable to All Award Amendments.  The provisions in Sections B through D below shall apply only if the Employee has signed and complied in all material respects with the terms of the Separation and Release Agreement between the Company and the Employee in connection with the Employee’s separation from the Company (the “Separation Agreement”), and has not rescinded or terminated the Separation Agreement or revoked any of the releases contained therein, delivered pursuant thereto or contemplated thereby, and the provisions of this Amendment are subject in all respects to the terms of the Separation Agreement. This Amendment is effective as of the Effective Date (as defined in the Separation Agreement).  Any capitalized terms used in this Amendment that are otherwise undefined shall have the meaning provided by the applicable Award Agreements.

B.Amendment to each Restricted Stock Award Agreement.

Special Provisions Regarding Vesting and Share Delivery

General.  The provisions of this Section shall apply only to shares of restricted stock evidenced by Award Agreements that were not vested on the date on which the Employee’s employment terminates (the “Separation Date”), and supersede any contrary provisions elsewhere in the applicable Award Agreements or the Plan.

Vesting of Award.  Any shares of restricted stock to which this Amendment applies shall be fully vested on the Separation Date.  The Company shall not, however, deliver any shares of stock to the Employee until the date such shares were originally scheduled to become vested under the applicable Award Agreements and such shares and the rights attaching to such shares shall remain non-transferrable and may not be encumbered or disposed of until that date.

Payment of Taxes.  The Employee acknowledges that the full value of any shares of restricted stock to which this Amendment applies were taxable to the Employee on the Notification Date (as such term is defined in the Retirement Agreement), notwithstanding that the shares remain subject to transfer restrictions under this Amendment.  If the Employee did not file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), when the shares of restricted stock were granted, the Employee hereby agrees that the Company shall reduce the number of shares of restricted stock to which this Amendment applies as are determined by the Company to be necessary to pay any and all employment and income taxes arising from the amendment of the applicable Award Agreements.

C.Amendment to each Stock Option Award Agreement.

Special Provisions Regarding Vesting and Option Exercise Period

General.  The provisions of this Section shall apply only to stock options previously issued to the Employee that are unexercised on the Separation Date, and shall supersede any contrary provisions elsewhere in the applicable Award Agreements or the Plan.

Options:  All unvested incentive stock options or nonqualified stock options issued to the Employee under the Award Agreements shall be vested on the Separation Date.  Notwithstanding anything to the contrary in the applicable Award Agreements, the applicable Plan or this Amendment, the Employee shall not be permitted to exercise an option prior to the date that such option was originally scheduled to become vested.

Expiration of Stock Options.  Any stock options to which this Amendment applies shall not terminate under any other provisions of the applicable option agreement or the applicable Plan on account of the termination of the Employee’s employment with the Company and all of its subsidiaries, but rather shall terminate upon the original expiration date of the stock option.

The Employee agrees that if he has previously received an award of incentive stock options, then any portion of those options which is not exercised within three months following the Separation Date will be automatically converted to nonqualified stock options, and will lose their special tax treatment under Section 422 of the Code, due to the execution of this Amendment.

D.Amendment to each Performance Unit Award Agreement.

Special Provisions Regarding Vesting

General.  The provisions of this Section shall apply only to awards of performance units previously issued to the Employee, the performance period for which includes the Effective Date (the “Applicable Performance Units”), and shall supersede any contrary provisions elsewhere in the applicable Award Agreements or Plan.

Prorated Award.  The number of the performance units in each such award shall be prorated based on the employee’s period of service through August 3, 2017.  As a result of this proration, the Employee may receive payment with respect to the “net” portion of the shares (the “Prorated Shares”) subject to this award.

Waiver of Service Condition.  The Employee’s termination of employment shall not cause a forfeiture of the Employee’s right to receive a payment under the applicable Award Agreements with respect to the Prorated Shares.  The Employee shall receive payment pursuant to this Amendment at the time designated herein after the end of the performance period, provided some or all of the designated performance criteria are satisfied with respect to the Prorated Shares.

IN WITNESS WHEREOF, the undersigned, on the date noted below, hereby acknowledges and accepts the terms and conditions of the Award Amendments as described in this Amendment.

/s/ Mark Boling

Mark Boling

Date:  August 23, 2017